April 2025

Pricing Supplement No. 7,502

Registration Statement Nos. 333-275587; 333-275587-01

Dated April 17, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Common Stock of NVIDIA Corporation due April 22, 2026

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Linked to the common stock of NVIDIA Corporation (the “underlying stock”)

￭The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, do not guarantee the repayment of principal and are subject to potential automatic call prior to the maturity date upon the terms described below. The securities have the terms described in the accompanying product supplement for principal at risk securities and prospectus, as supplemented or modified by this document.

￭Fixed Coupon. The securities will pay a fixed coupon on a monthly basis until the earlier of the maturity date or automatic call. The coupon rate is 14.00% per annum.

￭Automatic Call. Beginning after six months, the securities will be automatically called if the stock closing price on any of the calculation days (other than the final calculation day) is greater than or equal to the starting price for a cash payment equal to the face amount plus a final fixed coupon payment. No further payments will be made on the securities once they have been called.

￭Potential Loss of Principal. If the securities are not automatically called prior to maturity, you will receive, in addition to the fixed coupon, the face amount at maturity if, and only if, the ending price is greater than or equal to the downside threshold price. If the ending price is less than the downside threshold price, although investors will still receive the fixed coupon with respect to the final interest period, investors will be fully exposed to the decline in the underlying stock on a 1-to-1 basis and will receive a maturity payment amount that is less than 65% of the face amount of the securities and could be zero.

￭Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

￭The securities are for investors who are willing to risk their principal and forgo the opportunity to participate in any appreciation of the underlying stock in exchange for the opportunity to earn interest at a potentially above-market rate.

￭Investors will not participate in any appreciation of the underlying stock.

￭The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment.

￭These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, the underlying stock.

The current estimated value of the securities is $959.80 per security. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying stock, instruments based on the underlying stock, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Securities” on page 4.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8. All payments on the securities are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for principal at risk securities and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per security	$1,000	$16.75	$983.25
Total	$1,170,000	$19,597.50	$1,150,402.50

(1)Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $16.75 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $10.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2)In respect of certain securities sold in this offering, we may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Principal at Risk Securities dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley   Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Common Stock of NVIDIA Corporation due April 22, 2026

Final Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	April 22, 2026, subject to postponement if the final calculation day is postponed
Underlying stock:	The common stock of NVIDIA Corporation (the “Underlying company”) (Nasdaq symbol: NVDA)
Fixed coupon payment:

On each coupon payment date, you will receive a fixed coupon payment at a per annum rate equal to the coupon rate.

Each “fixed coupon payment” will be calculated per security as follows:

($1,000 × coupon rate) / 12.

Any coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.

Coupon payment dates:

May 22, 2025, June 23, 2025, July 22, 2025, August 21, 2025, September 22, 2025, October 22, 2025, November 20, 2025, December 22, 2025, January 23, 2026, February 20, 2026, March 20, 2026 and the maturity date.*

Coupon rate:	The “coupon rate” is 14.00% per annum.
Automatic call:

The securities are not subject to automatic call until approximately six months after the original issue date. Following this 6-month non-call period, if, on any calculation day (other than the final calculation day), beginning in October 2025, the stock closing price is greater than or equal to the starting price, the securities will be automatically called on the related call settlement date for a cash payment per security equal to the face amount plus a final fixed coupon payment.

The securities will not be automatically called on any call settlement date if the stock closing price is less than the starting price on the related calculation day.

Any positive return on the securities will be limited to the fixed coupon payments even if the stock closing price on the applicable calculation day significantly exceeds the starting price. You will not participate in any appreciation of the underlying stock.

Calculation days:	Monthly, on the 17th of each month, commencing in October 2025 and ending on the final calculation day. We also refer to the April 2026 calculation day as the “final calculation day.”**
Call settlement date:	Three business days after the applicable calculation day.**
Maturity payment amount:

If the securities are not automatically called, you will be entitled to receive on the maturity date a cash payment per security equal to the maturity payment amount (in addition to the final fixed coupon payment due at maturity). The “maturity payment amount” per security will equal:

●if the ending price is greater than or equal to the downside threshold price:

$1,000; or

●if the ending price is less than the downside threshold price:

$1,000 × performance factor

If the securities are not automatically called prior to maturity and the ending price is less than the downside threshold price, you will receive significantly less than the stated principal amount of your securities. Under these circumstances, you will lose more than 35%, and possibly all, of your investment.

Stock closing price:

With respect to the underlying stock, stock closing price, closing price and adjustment factor have the meanings set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement for principal at risk securities.

Starting price:	$101.49, which is the stock closing price on the pricing date.
Downside threshold price:	$65.9685, which is equal to 65% of the starting price.
Ending price:	The “ending price” will be the stock closing price on the final calculation day.
Performance factor:	The ending price divided by the starting price (expressed as a percentage).
Face amount:	$1,000 per security. References in this document to a “security” are to a security with a face amount of $1,000.
Pricing date:	April 17, 2025
Original issue date:	April 22, 2025 (3 business days after the pricing date)
CUSIP / ISIN:	61778JQU7 / US61778JQU78
Listing:	The securities will not be listed on any securities exchange.
Agents:

Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Securities—Supplemental information regarding plan of distribution; conflicts of interest.”

* Subject to postponement pursuant to “General Terms of the Securities—Payment Dates” in the accompanying product supplement for principal at risk securities.

** Subject to postponement pursuant to “General Terms of the Securities—Consequences of a Market Disruption Event;

Postponement of a Calculation Day” in the accompanying product supplement for principal at risk securities.

April 2025 Page 2

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Common Stock of NVIDIA Corporation due April 22, 2026

Estimated Value of the Securities

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000 per security. We estimate that the value of each security on the pricing date is $959.80.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying stock. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying stock, instruments based on the underlying stock, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the coupon rate and the downside threshold price, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

April 2025 Page 3

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Common Stock of NVIDIA Corporation due April 22, 2026

Investor Considerations

The Principal at Risk Securities Linked to the Common Stock of NVIDIA Corporation due April 22, 2026 (the “securities”) may be appropriate for investors who:

￭seek an investment with fixed coupon payments at a rate of 14.00% per annum until the earlier of the maturity date or automatic call;

￭understand that if the stock closing price of the underlying stock on the final calculation day has declined by more than 35% from the starting price, they will be fully exposed to the decline in the underlying stock from the starting price and will lose more than 35%, and possibly all, of the face amount of their securities at maturity;

￭understand that the securities may be automatically called prior to the maturity date and that the term of the securities may be as short as approximately six months;

￭understand and are willing to accept the full downside risks of the underlying stock;

￭are willing to forgo participation in any appreciation of the underlying stock and dividends on the underlying stock; and

￭are willing to hold the securities until maturity.

The securities are not designed for, and may not be an appropriate investment for, investors who:

￭seek a liquid investment or are unable or unwilling to hold the securities to maturity;

￭require full payment of the face amount of the securities at maturity;

￭seek a security with a fixed term;

￭are unwilling to accept the risk that the stock closing price may decline by more than 35% from the starting price to the ending price, in which case they will lose a significant portion or all of their investment;

￭are unwilling to accept the risk of exposure to the underlying stock;

￭seek exposure to the upside performance of the underlying stock;

￭are unwilling to accept our credit risk; or

￭prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlying stock, please see the section titled “NVIDIA Corporation Overview” below.

April 2025 Page 4

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Common Stock of NVIDIA Corporation due April 22, 2026

Determining Payment on the Maturity Date

On the maturity date, if the securities have not been automatically called prior to the maturity date, you will receive (in addition to the final fixed coupon payment) a cash payment per security (the maturity payment amount) calculated as follows:

April 2025 Page 5

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Common Stock of NVIDIA Corporation due April 22, 2026

Hypothetical Payout Profile

The hypothetical payout profile below illustrates the maturity payment amount on the securities (excluding the final fixed coupon payment) for a range of hypothetical performances of the underlying stock from its starting price to its ending price on the final calculation day. The hypothetical payout profile excludes any fixed coupon payments.

April 2025 Page 6

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Common Stock of NVIDIA Corporation due April 22, 2026

Scenario Analysis and Examples of Hypothetical Payments on the Securities

The following hypothetical examples illustrate how to determine whether the securities are called and how to calculate the maturity payment amount, if any, if the securities have not been automatically called. The following examples are for illustrative purposes only. The amount you will receive at maturity, if any, will be determined by reference to the ending price on the final calculation day. The actual starting price, downside threshold price and coupon rate are set forth under “Final Terms” above. All payments on the securities are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for the ease of analysis. The below examples are based on the following terms*:

Fixed coupon payment:	On each coupon payment date, you will receive a coupon payment at a per annum rate equal to the coupon rate.

The coupon payment will be an amount in cash per face amount corresponding to a return of 14.00% per annum for each interest payment period for each applicable calculation day. These hypothetical examples reflect the coupon rate of 14.00% (corresponding to $11.667 per month per security**).

Hypothetical starting price:	$100.00
Hypothetical downside threshold price:	$65.00, which is 65% of the hypothetical starting price

* The hypothetical starting price of $100.00 for the underlying stock has been chosen for illustrative purposes only and does not represent the actual starting price of the underlying stock. The actual starting price and downside threshold price are set forth under “Final Terms” above. For historical data regarding the actual closing prices of the underlying stock, see the historical information set forth herein.

**The actual fixed coupon payment will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day-count basis. The hypothetical fixed coupon of $11.667 is used in these examples for ease of analysis.

In Example 1, the stock closing price fluctuates over the term of the securities and the stock closing price is greater than or equal to the hypothetical starting price of $100.00 on one of the calculation days following the 6-month non-call period. Because the stock closing price is greater than or equal to the starting price on such a date, the securities are automatically called on the related call settlement date. In Examples 2 and 3, the stock closing price on each of the calculation days is less than the starting price, and, consequently, the securities are not automatically called prior to, and remain outstanding until, maturity.

Example 1 — The securities are automatically called following the sixth calculation day (which is the first calculation day following which the securities can be called), as the stock closing price on the sixth calculation day is greater than or equal to the starting price. Therefore, you would receive the fixed coupons with respect to the 5 coupon payment dates prior to the automatic call, totaling $11.667 × 5 = $58.335. The stock closing price is equal to the starting price on the sixth calculation day. Upon automatic call, investors receive a cash payment per security calculated as $1,000 + $11.667 = $1,011.667.

The total payment over the 6-month term of the securities is $58.335 + $1,011.667 = $1,070.002.

Example 2 — The securities are not called prior to maturity, as the stock closing price is less than the starting price on every calculation day. The ending price is greater than or equal to the downside threshold price on the final calculation day. Therefore, you would receive (i) the fixed coupon payments with respect to the 11 coupon payment dates prior to the final calculation day, totaling $11.667 × 11 = $128.337, and (ii) the maturity payment amount calculated as $1,000 + $11.667 = $1,011.667.

The total payment over the 1-year term of the securities is $128.337 + $1,011.667 = $1,140.004.

This example represents the maximum amount payable over the 1-year term of the securities.

Example 3 — The securities are not called prior to maturity, as the stock closing price is less than the starting price on every calculation day. The ending price is $40.00, which is less than the downside threshold price. Therefore, you would receive (i) the fixed coupon payments with respect to the 11 coupon payment dates prior to the final calculation day, totaling $11.667 × 11 = $128.337, and (ii) the maturity payment amount calculated as $1,000 × ($40.00 / $100.00) + $11.667 = $411.667.

The total payment over the 1-year term of the securities is $128.337 + $411.667 = $540.004.

If the securities are not automatically called prior to maturity and the ending price is less than the downside threshold price, investors will be exposed to the downside performance of the underlying stock at maturity, and the maturity payment amount (aside from the fixed coupons) will be less than 65% of the face amount per security and could be zero.

April 2025 Page 7

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Common Stock of NVIDIA Corporation due April 22, 2026

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for principal at risk securities and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not guarantee the return of the face amount of your securities at maturity. The terms of the securities differ from those of ordinary debt securities in that they do not guarantee the return of the face amount of your securities at maturity. If the securities have not been automatically called and if the ending price is less than the downside threshold price of 65% of the starting price, you will be exposed to the decline in the price of the underlying stock, as compared to the starting price, on a 1-to-1 basis, and you will receive for each security that you hold at maturity an amount equal to the face amount multiplied by the performance factor. In this case, you will lose more than 35%, and possibly all, of the face amount of your securities at maturity.

￭Investors will not participate in any appreciation in the price of the underlying stock. Investors will not participate in any appreciation in the price of the underlying stock from the starting price, and the return on the securities will be limited to the fixed coupon that is paid for each interest period until automatic call or maturity.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the level of interest rates available in the market and the value of the underlying stock on any day, including in relation to the starting price and the downside threshold price, will affect the value of the securities more than any other factors. Other factors that may influence the value of the securities include:

othe trading price and volatility (frequency and magnitude of changes in value) of the underlying stock,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock or securities markets generally and which may affect the price of the underlying stock, odividend rates on the underlying stock,

othe time remaining until the securities mature,

ointerest and yield rates in the market,

othe availability of comparable instruments,

othe occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor, and oany actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. In particular, if the underlying stock has closed near or below the downside threshold price, the market value of the securities is expected to decrease substantially, and you may have to sell your securities at a substantial discount from the face amount of your securities.

You cannot predict the future performance of the underlying stock based on its historical performance. The price of the underlying stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. The price of the underlying stock may decrease and may close below the downside threshold price on the final calculation day so that you will lose a significant portion or all of your initial investment in the securities. There can be no assurance that the stock closing price will be at or above the downside threshold price on the final calculation day so that you do not suffer a significant loss on your initial investment in the securities. See “NVIDIA Corporation Overview” below.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities upon an automatic call, on each coupon payment date or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a

April 2025 Page 8

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Common Stock of NVIDIA Corporation due April 22, 2026

bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭Investing in the securities is not equivalent to investing in the underlying stock. Investing in the securities is not equivalent to investing in the underlying stock. Investors in the securities will not participate in any positive performance of the underlying stock, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock. As a result, any return on the securities will not reflect the return you would realize if you actually owned shares of the underlying stock and received the dividends paid or distributions made on them.

￭Reinvestment risk. The term of your investment in the securities may be shortened due to the automatic call feature of the securities. If the securities are called prior to maturity, you will receive no further payments on the securities and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be called within the first six months of the term of the securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the face amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the face amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the face amount and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. and WFS may, but are not obligated to, make a market in the securities and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the securities, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

April 2025 Page 9

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Common Stock of NVIDIA Corporation due April 22, 2026

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the starting price, the downside threshold price and the ending price, and will calculate the amount of cash you receive upon an automatic call or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and certain adjustments to the adjustment factor. These potentially subjective determinations may adversely affect the payout to you upon an automatic call or at maturity, if any. For further information regarding these types of determinations, see “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events,” “—Adjustment Events,” “—Consequences of a Market Disruption Event; Postponement of a Calculation Day,” “—Alternate Exchange Calculation in Case of an Event of Default” and related definitions in the accompanying product supplement for principal at risk securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying stock), including trading in the underlying stock. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final calculation day approaches. Some of our affiliates also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the starting price of the underlying stock, and, therefore, could increase the price at or above which the underlying stock must close on the final calculation day so that you are not exposed to the negative performance of the underlying stock at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying stock on the calculation days, and, accordingly, whether we call the securities prior to maturity and the amount of cash you will receive at maturity, if any.

￭The maturity date may be postponed if the final calculation day is postponed. If the scheduled final calculation day is not a trading day or if a market disruption event occurs on that day so that the final calculation day is postponed and falls less than three business days prior to the maturity date, the maturity date of the securities will be postponed to the third business day following that final calculation day as postponed.

￭Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying stock to which the securities are linked.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. Moreover, non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlying Stock

￭No affiliation with NVIDIA Corporation. NVIDIA Corporation is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to NVIDIA Corporation in connection with this offering.

￭We may engage in business with or involving NVIDIA Corporation without regard to your interests. We or our affiliates may presently or from time to time engage in business with NVIDIA Corporation without regard to your interests and thus may acquire non-public information about NVIDIA Corporation Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to NVIDIA Corporation which may or may not recommend that investors buy or hold the underlying stock.

￭The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock. MS & Co., as calculation agent, will adjust the adjustment factor for certain corporate events affecting the underlying stock, such as stock splits, stock dividends and extraordinary dividends, and certain other corporate actions involving the issuer of the underlying stock, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying stock. For example, the calculation agent is not required to make any

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Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Common Stock of NVIDIA Corporation due April 22, 2026

adjustments if the issuer of the underlying stock or anyone else makes a partial tender or partial exchange offer for the underlying stock, nor will adjustments be made following the final calculation day. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of the underlying stock by the amount of such dividends. If an event occurs that does not require the calculation agent to adjust the adjustment factor, such as a regular cash dividend, the market price of the securities and your return on the securities may be materially and adversely affected. For example, if the record date for a regular cash dividend were to occur on or shortly before the final calculation day, this may decrease the ending price to be less than the downside threshold price (resulting in a loss of a significant portion of all of your investment in the securities), materially and adversely affecting your return.

￭Historical closing prices of the underlying stock should not be taken as an indication of the future performance of the underlying stock during the term of the securities. No assurance can be given as to the price of the underlying stock at any time, including on the final calculation day, because historical closing prices of the underlying stock do not provide an indication of future performance of the underlying stock.

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Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Common Stock of NVIDIA Corporation due April 22, 2026

NVIDIA Corporation Overview

NVIDIA Corporation is a visual computing company. The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by NVIDIA Corporation pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 000-23985 through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding NVIDIA Corporation may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuer of the underlying stock is accurate or complete.

The following graph sets forth the daily closing prices of the underlying stock for the period from January 1, 2020 through April 17, 2025. The closing price of the underlying stock on April 17, 2025 was $101.49. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The historical closing prices of the underlying stock may have been adjusted for stock splits and other corporate events. The historical performance of the underlying stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying stock at any time, including on the calculation days.

Common Stock of NVIDIA Corporation – Daily Closing Prices January 1, 2020 to April 17, 2025

This document relates only to the securities referenced hereby and does not relate to the underlying stock or other securities of NVIDIA Corporation. We have derived all disclosures contained in this document regarding the underlying stock from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to NVIDIA Corporation. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding NVIDIA Corporation is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning NVIDIA Corporation could affect the value received with respect to the securities and therefore the value of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

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Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Common Stock of NVIDIA Corporation due April 22, 2026

Additional Information About the Securities

Minimum ticketing size

$1,000 / 1 security

Tax considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with the section entitled “United States Federal Taxation” in the accompanying product supplement, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Generally, this discussion assumes that you purchased the securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a security.

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat a security for U.S. federal income tax purposes as a put option (the “Put Option”) written by you with respect to the underlier(s), secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”), as described in the section entitled “United States Federal Taxation —Tax Consequences to U.S. Holders— Securities Treated as Put Rights and Deposits” in the accompanying product supplement. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. A different tax treatment could be adverse to you.

Under the treatment of a security as a Put Option and a Deposit, a portion of each coupon made with respect to the securities will be attributable to interest on the Deposit, and the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). Amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account until retirement (including an early redemption) or an earlier taxable disposition. Pursuant to this treatment, set forth below are the portions of each coupon that we have determined should be treated as attributable to interest on the Deposit and to Put Premium:

Coupon Rate per Annum	Interest on Deposit per Annum	Put Premium per Annum
14.00%	4.0300%	9.9700%

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In particular, there is a risk that a security could be characterized as a single debt instrument for U.S. federal income tax purposes, in which case the tax consequences of an investment in the securities could be different from those described herein and possibly adverse to certain investors. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. Assuming the treatment of a security as a Put Option and a Deposit is respected, subject to the discussions below and in the section of the accompanying product supplement entitled “United States Federal Taxation,” if you are a Non-U.S. Holder of the securities, under current law you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Possible Application of Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders (subject to compliance with the applicable certification requirements and the discussion in the section entitled “FATCA” in the accompanying product supplement), in

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Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Common Stock of NVIDIA Corporation due April 22, 2026

light of the uncertain treatment of the securities other persons having withholding responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities. We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $16.75 for each security it sells. WFS proposes to offer the securities in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $10.00 per security. In addition to the selling concession allowed to WFA, WFS may pay $0.75 per security of the commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, we may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement for principal at risk securities for information about the distribution arrangements for the securities. References therein to “agent” refer to each of MS & Co. and WFS, as agents for this offering, except that references to “agent” in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information

April 2025 Page 14

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Common Stock of NVIDIA Corporation due April 22, 2026

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for principal at risk securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for principal at risk securities and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for principal at risk securities and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Principal at Risk Securities dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for principal at risk securities or in the prospectus.

April 2025 Page 15